Genesys Conference Call
Confirmation Number: 299961
Date: October 24, 2003
Time: 8:30 a.m. EST
Header: Scottish Re Group Limited
Host: Scott Willkomm
Length of Call: 1:12:00


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Genesys Conference Call
Confirmation Number: 299961
Date: October 24, 2003
Time: 8:30 a.m. EST
Header: Scottish Re Group Limited
Host: Scott Willkomm
Length of Call: 1:12:00


OPERATOR: Good day, ladies and gentlemen, and welcome to the Scottish Re Group Limited Third Quarter Earnings conference call. At this time, all participants are in a listen-only mode.

Later, we will conduct a question-and-answer session, and instructions will follow at that time. If anyone should require assistance during the conference, please star, then zero on your touch-tone telephone. And as a reminder, this conference call is being recorded.

I would now like to introduce your host for today's conference, Mr. Mike French.

MIKE FRENCH, SCOTTISH RE GROUP LIMITED: Thank you, Operator, and good morning, everyone. Welcome to the Scottish Re Group Third Quarter conference call. We'll begin the call with the comments about the Company's financial results and give an overview of the development of the Company's business. And then, after completing our prepared remarks, we'll take your question.

There will be a recording of this call available after 3:00 p.m. today running through Friday, November 14. Instructions on how to access that replay were included in the earnings release today. Also, a replay will be on our Web site at www.scottishre.com.

Before we being the financial overview, please keep in mind that certain statements that we make are forward-looking statements within the meanings of the federal securities. And we caution that forward-looking statements are not guaranteed and actual results could differ materially from those expressed or implies.

At this time, I'm going to turn the call over to Scott Willkomm, who will discuss our financial performance and other matters relating to the quarter. Scott?

SCOTT WILLKOMM: Thank you, Mike, and good morning, everyone. As we go through the results, we have tried to anticipate a number or hopefully many of the questions that, you know, many of you would like to ask. So, we'll try to go through this somewhat deliberately here.

So, let's just start out. Scottish Re Group reported this morning that net income from continuing operations for the quarter ended September 20, 2003, was $1.8 million, or five cents per diluted share, as compared to $7.1 million, or 25 cents per diluted share, for the prior year period.

Net operating earnings were $.8 million, or two cents per diluted share, for the quarter ended September 30, 2003, as compared to $11.7 million, or 42 cents per diluted share, for the prior year's period.

Net operating earnings is a non-GAAP measurement. We determine net operating earnings by adjusting GAAP income from continuing operations by net realized capital gains and losses as adjusted for the related effects upon the amortization of deferred acquisition costs and taxes.

While these items may be significant components in understanding assessing the Company's consolidated financial performance, the Company believes that the presentation of net operating earnings enhances the understanding of its results from operations by highlighting earnings attributable to the normal recurring business.

However, net operating earnings are not a substitute for income from continuing operations determined according to GAAP.


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The results for the quarter ended September 30, 2003, were adversely impacted by a $12.5 million charge to account for revised reporting of fifth claims by a ceding company client in connection with two fixed annuity re-insurance treaties. We will explore this matter further in just a few moments.

Income from continuing operations for the nine months ended September 30, 2003, was $18.5 million, or 60 cents per diluted share, as compared to $20 million, or 70 cents per diluted share, for the prior year period.

Net operating earnings for the nine months ended September 30, 2003, amounted to $22.7 million, or 74 cents per diluted share, as compared to $27 million, or $1.04 per diluted share, for the prior year's period.

Net income for the quarter, including the results of the discontinued Luxembourg operations, amounted to $1.6 million, or five cents per diluted share, as compared to $7 million, or 25 cents per diluted share, for the prior year's period.

Net income for the nine months ended September 30 was $16.7 million, or 55 cents per diluted share, compared to $19.7 million, or 76 cents per diluted share, in the prior year period. During the quarter, we adopted the modified perspective method of fair value based stock option expense provisions of SFAS number 148. This has resulted in a charge to income of $77,000 and $158,000 in the three and nine-month periods ended September 30, 2003.

Total revenue for the quarter increased to $134.6 million from $79.2 million for the prior year period, which represents an increase of 70-percent. For the year, total revenues increased to $316.9 million from $197 million.

Total benefits and expenses increased to $140.9 million for the quarter, up from $72.3 million, which is an increase of 95-percent. On a year-to-date basis, total benefits and expenses increased to $350 million from $176.7 million. The increases in revenue and benefit and expenses were principally driven by growth in the Company's re-insurance business both in North America and in our non-U.S. operations, as well as growth and investment income due to the increase of our invested asset base.

The Company's total assets were $4.3 billion as of September. The core investment portfolio, which includes cash and cash equivalents but does not include funds withheld in interest, totaled $1.8 billion and had an average quality rating of A+, an effective duration of 4.2 years and a weighted average book yield of 4.8-percent. This compares with the portfolio balance of $1.2 billion, an average quality rating of AA-, an effective duration of three years and a book yield of 4.9-percent as of December 31, 2002.

Funds withheld in interest amounted to $1.2 billion, had an average quality rating of A- and an effective duration of 5.1 years and a weighted average book yield of 6.3-percent as of September 20, 2003. This compares with an average quality rating of A-, an effective duration of 5.4 years and an average book yield of 6.5-percent as of December 31.

The market value of the funds withheld in interest amounted to $1.3 billion relative to the carrying value of $1.2 billion as of September. Investment gains, which are before taxes but include the amortization of deferred acquisition costs, totaled approximately $.7 million in the third quarter. The amount is net of a loss of $1.7 million taken in respect of EITF 9920 losses. There were no other than temporary impairment losses in the quarter.

The Company's book value per share was $19.18 per share as of September 30 as compared to $18.24 cents per share as of the beginning of the year.

As was mentioned a few moments ago, our results were adversely impacted by a $12.5 million charge that we took in the third quarter to account for revised reporting of debt claims by a ceding company client in connection with two fixed annuity re-insurance treaties. During our routine monthly review of the treaties, we identified inconsistencies in information that was reported by the ceding company to us for the month ended August 2003.

These inconsistencies were discussed with the ceding company, which undertook its own internal review. The results of this review were recently completed and resulted in the determination that death claims had been consistently under-reported to Scottish Re since the inception of the relation in early 2000.


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In addition, Scottish Re's internal compliance auditor recently completed an on-site examination of the ceding company's records to confirm the under-reported amounts. Prior to the receipt of this new information, we would have expected these treaties to contribute approximately eight cents per share after taxes in the fourth quarter of 2003. However, the revised death claims reduced our expectations for the estimated gross profits of the two fixed annuity treaties in question.

Since we amortized deferred acquisition costs in proportion to the estimated gross profits of a treaty, we increased the amortization of deferred acquisition costs on the two treaties along with two other closely related treaties. The impact of the changes in estimated gross profits in that will serve to decrease the contribution of these treaties to fourth quarter 2003 EPS by approximately four to five cents per share.

What's particularly annoying is that these treaties had been performing well in excess of our 15-percent IRR pricing target. And even after taking into account this charge and the adjustments to DAK amortization, we expect these treaties to continue to contribute to the profitability of our annuity re-insurance business, although at a lower rate.

Suffice to say that we're very disappointed to have to report this to you especially on a day when the Company has very exciting news to report as well. One of our biggest concerns in examining this issues was trying to discern that there was an error in pricing of the treaties. However, there appears to be no error in pricing but merely errors in reporting.

Scottish Re, as with all life re-insurers, is dependent on the quality of the information that our ceding companies provide to us at the end of each month or quarter. We expect from time to time to receive incorrect information, late reported claims, et cetera, et cetera. That is a feature of the business. On the other hand, it is our responsibility to exercise due diligence in reviewing the information that is furnished to us and to periodically audit our ceding company clients.

At Scottish Re, we do have dedicated audit resources and are very active in performing underwriting claims and premium audits and reviews. Our compliance plan is to audit all of our treaties. However, to date we have tended to prioritize our efforts on reviewing under-performing treaties.

One of the many lessons learned from this experience is that we must not lose sight of placing equal emphasis on auditing those treaties that are out-performing our expectations as well.

I can offer some insights to some initiatives that have been in process for quite some time, although their implementation will likely be accelerated in light of this reporting issue that hopefully should provide you with a high degree of comfort that we at Scottish Re are working very diligently to actively manage the Company's business and build long-term sustainable value for our shareholders.

In no particular order, we've been looking to add resources to our valuation actuarial team, and these are the professionals charged with reviewing the information the clients furnish to us and analyzing that information and comparing that with our own internal pricing information.

In addition, we have been looking to add resources to our compliance audit function so we can cover more ground more frequently than we are currently able. The senior leadership team of Scottish Re has been discussing the quality assurance function that centralizes many of the ongoing treaty surveillance and client communication efforts that are carried out by our actuarial and administrative teams.

We recently added two new senior level professionals to our administrative staff who have provided our bench with additional depth. We are in the final stages of fully implementing a new generation of actuarial software that should enable us to more efficiently analyze the periodic results of all of our treaties.

We are commencing on a project with an outside consulting firm to map our internal business processes and recommend improvements to certain of those processes. And also, earlier this year the Company retained PwC to provide internal audit services in another effort to make sure we're doing the best job that we can.

What I just talked about is not cracking the atom; these are merely important elements to successfully manage a


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growing life re-insurance business.

My objective in explaining, albeit in an abbreviated fashion, some of what we are doing or what we have done to manage through some of the deficiencies in our industry is not to deflect blame. Even though this was a reporting error on the part of the ceding company, it happened on our watch and you, our shareholders, expect - and quite frankly so do we - to do better than this.

I'm certain that there'll be a lot of questions on this, so let's move on to take a moment to talk a little bit about the progress we're making elsewhere in our business and talk a little bit about some of the guidance we will use and hopefully you'll use to measure that progress.

Let's start with reviewing our traditional solutions business. As you know, our traditional solutions business provides mortality risk transfer capacity to the top 60 life insurance companies in North America. We are very well established in this market, have excellent working relationships with our clients and are beginning to benefit from what we perceive to be a scarcity of capacity in that particular market.

As of September 30, 2003, the Company had approximately $105 billion of life re-insurance in force, covering about two million lives with an average benefit per life of $53,000 in our North American operations. As of June 30, the Company had $90 billion of life insurance in force covering 1.8 million lives. And as of December 31, we had approximately $68 billion of life re-insurance in force covering 1.4 million lives.

Premiums earned in our North American business, substantially all of which are generated by traditional solutions treaties, increased to $62.4 million in the third quarter ended in September, an increase of 112-percent over the prior year period. For the nine months ended September 30, 2003, premiums earned in North America totaled $158.5 million, which represented an increase of 120-percent over the prior year's numbers.

During this third quarter, we won six new quotes in this traditional solutions business and, in the process, added two new customers to our traditional solutions business line. We expect that these new transactions will produce over a 12-month period approximately five billion of new in force volume. On a year-to-date basis, we have won 30 new quotes and have added eight new customers.

This successful quoting activity is particularly exciting because, first of all, we had a production goal of $50 billion for all of 2003. And with the wins we have had throughout the past nine months, we expect to achieve or exceed that goal. And secondly, we have been winning new pieces of business at improved pricing levels.

With the scarcity of life re-insurance capacity in the market today, we expect that pricing margins will slowly but steadily improve over the next two to three years.

In our traditional solutions business, mortality experience continues to be very good as well with actual experience in the first three quarters of the year slightly below expected levels at 97-percent. Since the inception of our traditional solutions business in 2000, we have experienced actual mortality totaling 92-percent of expected levels on a cumulative basis.

In our financial solutions business, we re-insured intra-sensitive liabilities, such as fixed annuities, universal life insurance and other asset-oriented products. We measure progress in this line of business by measuring the GAAP reserves we hold on our balance sheet.

Reserves in the financial solutions business line increased to $2.4 billion as of the end of the quarter, which is modestly up from the $2.2 billion as of June 30, and the $1.76 billion we had as of the beginning of the year. As we discussed on the last two earnings conference calls, we have been extremely selective in re-insuring additional fixed annuity business due to the current interest rate environment and what we perceive to be non-economic pricing decisions that are prevalent in the primary market.

While there are a select group of ceding companies and products in the fixed annuity space that we might consider re-insuring today, we are focusing our efforts more so on re-insuring other types of interest sensitive products, such as disabled life reserves, universal life and structured settlements.


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We typically write most of our new financial solutions transactions in the second half of the year and that, coupled with our disciplined approach to accepting fixed annuity business, means that quoting activity in the first half of the year tends to be quiet relative to the second half of the year.

This year, however, we have not significantly grown our financial solutions business despite many quoting opportunities because our pricing and risk management objectives were not always achievable. On the other hand, our traditional mortality risk transfer business has exhibited excellent growth, consistent profitability and better than expected mortality.

Our selectivity in taking on new financial solutions transactions has temporarily reduced the contribution to this quarter's operating EPS from this business line by approximately five cents per share. We view this shortfall as a timing issue that will be offset by growth in the financial solutions line of business as well as our other business lines over the next few quarters.

During the quarter, we added about $70 million of new collateralized funding agreement liabilities and expect to receive a further amount of $30 million in the fourth quarter. These transactions generate superior risk-adjusted returns and complement and fit well into our asset and liability management program with respect to financial solutions transactions.

In our worldwide business, our international solutions business, which we write principally through our Windsor office in the U.K., premiums in the quarter were approximately $30 million, which is up from $26 million in the same quarter last year. Premiums for the nine months ended September were $93.8 million, which represents an increase of 80-percent over the prior year's results.

Our international business is growing very nicely and supports significantly wider margins that our traditional North American business. So, a modest increase in top line provides a meaningful contribution to overall firm profitability.

During the quarter, we had higher than normal expenses associated with extra catastrophe covered premiums that became due because our business in the international segment grew significantly faster over the past 12 months than we had originally anticipated, as well as some non-recurring expenses associated with updating the technology systems and professional infrastructure in the Windsor office.

In addition, the non-U.S. markets are experiencing some of the capacity constraints that we are beginning to see in North America, which we believe presents both significant growth opportunities for us as well as improved pricing conditions.

This morning we also announced that Scottish Re has agreed to acquire 95-percent of the outstanding capital stock of ERC Life Re-Insurance Corporation, which is a subsidiary of General Electric Company: General Electric Company; Ticker: GE;
URL: http://www.ge.com/ Employer's Re-insurance Corporation for a purchase price of $151 million in cash.

ERC Life is a Missouri company and is one of the companies through which GE ERC has conducted its life re-insurance business in the United States. The business of ERC Life consists of a closed block of mostly traditional life re-insurance. ERC Life has approximately $790 million in total assets and approximately $100 million of statutory capital in surplus.

The face amount of the in force business we are acquiring is approximately $85 billion after taking retrocession into account. And we expect that ERC Life will add over $150 million of new premium earned, approximately $175 million of total revenue and approximately 18 to 20 cents per share in our 2004 results.

This transaction adds substantially to our portfolio of traditional life re-insurance. The block consists of risks on approximately five million individual lives and when combined with our existing $105 billion of in force mortality business this block of pre-triple-X business significantly improves our spread of risk in a capital efficient fashion.


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GE has agreed to administer the business for up to nine months from the date of acquisition and to assist with the transition of the business to Scottish Re systems. No GE ERC employees will transfer to Scottish Re in connection with the transaction. And the transaction, which is expected to close by December 31, 2003, is subject to customary regulatory approvals.

Now, let's move to talking about earnings guidance. We have said on previous conference calls that we expect the Company will report favorable year-over-year comparisons on both the quarterly and annual basis. We need to keep in mind however that our business is seasonal. The treaties we sign early in the year take a full 12 months to ramp up to their projected volume targets.

In addition, we have many customers who do not cede premiums to us until late in the year and when they do the premium ceded to us may include more than one quarter's worth of premium revenue. Accordingly, our first half earnings will generally be less than our second half earnings with the fourth quarter results exceeding the third quarters.

And in general, we continue to expect to report 20-percent annual earnings growth. In light of the quarter's charge in our expectation of more modest growth in the financial solutions business line we are changing our guidance for the full-year 2003 to an expected range of $1.25 to $1.35 per share.

And while we have not issued formal guidance for 2003, we are aware of the range of estimates that have been published by the various research analysts who cover the Company and would expect that our formal guidance for 2004 will be consistent with the existing published estimates for 2004.

Now, if you may recall, we discontinued last quarter our practice of issuing quarterly guidance, but we also know you can do subtraction. We did, however, also provide - commit to providing you with updates throughout the year that we report earnings that will give you an indication of the progress we're making in the overall development of the business.

In that spirit, some additional metrics that might be helpful to you as you judge our progress throughout the balance of the year and also evaluate the go-forward opportunities in 2004 can be measured by some of the following.

For the full-year 2003, we would expect premiums earned to total close to $350 million with approximately two-thirds of that coming from our North American segment and the balance from our international segment. In addition, we would anticipate investment income of approximately $150 million for the year and fee income of approximately $8 million.

Assuming there's no preachable (ph) change in the credit markets, we think it's reasonable to expect modest credit losses for 2003 in the order of $10 million. And when you add it all up, more than a 50-percent increase in total revenue over last year's $300 million number would be a reasonable expectation for the Company.

Our guidance for operating expenses, we have assumed approximately $34 million in operating expenses for the year. On prior conference calls, we had indicated a quarterly run rate in the eight to $8.5 million range.

I'd like to note, I know that you all have questions, so let's move to concluding the formal remarks of the call and conclude the call by saying that despite this disappointing charge and the disappointing results in the quarter that all of us at Scottish are very excited about the prospects for the Company this year and beyond.

The results that we have achieved historically and the results that we expect to achieve in the future reflect the significant enhancements we have made and continue to make to the business model, the quality of our professional team and our continuing commitment to build shareholder value.

And at this point, we will open up to take your questions.

OPERATOR: Thank you. Ladies and gentlemen, if you have a question at this time, please press the one key on your touch-tone telephone. If your question has been answered or wish to remove yourself from the queue, please press the pound key. If you are using a speakerphone, please lift the handset before asking your question.


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Our first question comes from Andrew Kligerman.

ANDREW KLIGERMAN, UBS: Hi. Scott, can I break it into a few parts? First, how much would you expect to be the lost earnings over the course of sales or based on this problem contract?

WILLKOMM: We - prior to the charge, we were at an approximate run rate of eight cents per share, and we would expect that on a go-forward basis for 2004 that the run rate would be on the order of four cents per share - but then that's per quarter. So, we would expect to lose roughly about 16 cents per share over the course of the 12-month time period.

KLIGERMAN: OK. Great. Now, the second part to that is you mentioned a number of things in terms of compliance addition. Could you give us some specific numbers in terms of staff that you have on board that are dedicated to compliance, and then let's try to look forward, say nine to 12 months from now, and could you specify what those numbers you would like to have at that time?

WILLKOMM: Sure. The compliance in quality assurance breaks down into a couple of pieces. We have in our claims and premium auditing side, which is the - you know, the group that focused on these under-reported death claims. We have one full-time person who solely is devoted to auditing, you know, treaty reporting and both the information provided to us in our offices as well as information provided by the client on site.

In addition, we have a claims administrator who is also actively involved in reviewing all our claims submissions in our administration area. With respect to the specific compliance auditing function that I referred to, we had been looking to add another fully dedicated resource to that area and on top of that perhaps an administrative clerical assistant to help with the processing of that
- you know, the paperwork that is a result then from that.

In the underwriting area, which is an area that was not, you know, drawn in if you will or impacted by this death claims reporting area, we have a chief underwriter who is dedicated to reviewing clients, underwriting procedures, underwriting departments, underwriting staff before we go into a transaction. And this is on the mortality risk side of the equation. And then on an ongoing basis, audits along with another underwriter the actual underwriting performance while we have the preview relationship with a particular company.

We have additional resources that we allocate to that underwriting audit task as needed. At this point in time, we think we are adequately staffed on the underwriting audit side.

In the broader quality assurance area, we have already added two more senior individuals to that area in the administrative function. So, now those individuals came on in the past couple of months, you know, the newest was in the past two months and one other was in the past three months. So, they have only been on the ground for a relatively short period of time.

So, to answer your question, on the personnel side, we expect to add an additional full-time compliance, dedicated compliance auditor plus an administrative/clerical staff person to support those two auditors. And we already have added in the past couple of months two senior level people in the administrative area.

Now, one last area, Andrew, on the valuation actuarial side - because we have many people looking at these transactions throughout the lifespan of the transaction - we currently in our U.S. operation, which is where this was impacted, have three full-time dedicated valuation actuaries. And we have been looking to add at least one additional resource and perhaps two depending upon the qualifications and the capabilities of the resource we find, so further expanding our valuation actuarial area as well.

KLIGERMAN:  Scott, what was the size of the Company that preceded this business?

WILLKOMM:  It is a...

KLIGERMAN:... a small one?  What kind of...


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WILLKOMM: No. It would be considered probably in the top 20 or so life insurers in the country.

KLIGERMAN: I mean, were you surprised that a company of this size would have those types of reporting errors?

WILLKOMM: Yes and no. Reporting errors are very common in the business. We are very good about catching those. They tend to every so often somebody will send an incorrect report. You know, we're always very actively analyzing these reports, you know, looking at the internal information the client has and the like. So, those happen, you know, we're very good about catching those before they do any harm to any party.

We - I think in this case had a situation where we had a 50-percent quota or have a 50-percent quota share relationship with the ceding company, which was reporting to us effectively instead of 50-percent of the claims 25-percent of the claims because of internal issues. One system had 50-percent. The system that sent us the settlement statements at the end of each month had cut the number in half yet again by 50-percent. It sound stupid and it is.

Since this has been consistently reported on in this fashion since inception of the relationship, it would be very difficult to discern an issue in reporting because of the consistency of the error. That's not I think an excuse; I think that's just to hopefully give a little bit of color here.

Our pricing actuarial team saw some inconsistencies in the information that was reported for the month ended August, conferred with our valuation team, conferred with our point people at the client company and ultimately started to dig into it and that's what ultimately led into the discovery of this particular issue.

KLIGERMAN: Well, a good point on. In terms of this deal, where does it put you in terms of capital - how long do you think it's going to just on an ongoing basis will lead before you'll have to come to market for capital raise?

WILLKOMM: Well, as you may recall, we had accelerated the equity offering. We did earlier in the year because of the, you know, number and the magnitude of the opportunities that were coming down the pipe. And so, this - you know, some of the proceeds from that offering we will be able to put to use, you know, pretty effectively and leverage or put to work rather quickly.

We - I think as we've said in the past, we try to maintain a very high level of excess liquidity in the organization. And as you might imagine, $150 million will decrease our excess liquidity or excess liquidity - or free liquidity, if you will - by a meaningful amount. We had anticipated in our capital plan that we outlined a number of quarters ago that we would probably look to add some leverage to the balance sheet depending upon need and timing and, you know, arctic conditions and the like sometime in late '03, early '04.

At this point in time, that is probably more likely the route that we're going to go down.

KLIGERMAN:  Leverage meaning debt?

WILLKOMM: Leverage meaning debt. Although I think we would favor hybrid debt, such as a mandatory convertible debenture that gives us rating agency capital credit. And it is a more valuable instrument. It would not be completely surprising to see us do some, you know, pure debt or preferred leverage as well.

KLIGERMAN: And when you say that there's $150 million in cash - and I think I heard you say that the statutory surplus of this business, they have $100 million in it already. Is that correct?

WILLKOMM: Yes. We're buying a company with $100 million of stacked capital in it.

KLIGERMAN: So, does put your sort of your capital outlay somewhere in the $50 million to $75 million range or for more than that for this transaction.

WILLKOMM: On a net basis yes. We're paying $51 million for the block of business. And the capital, which is already in the Company, to support the block is about $100 million.

KLIGERMAN:  OK.  Thank you.


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WILLKOMM: It's the purchase of the legal entity as opposed to a re-insurance transaction, so that's why you have the $151 million because we're paying for the surplus in the Company.

KLIGERMAN: OK. So, just in terms of excess capital though, it wouldn't tie up more than say $75 million of excess capital, or it wouldn't deploy more than $75 million of capital even though you paid $150 million?

WILLKOMM:  Well, it actually - it's $150 million that's at work...

KLIGERMAN:  OK...

WILLKOMM: ... because anytime we re-insure a block of business in addition to the premium, if you will, which is effectively the $51 million we're paying for this block of mortality business, we also have to include in our profitability calculations and in our pricing the capital needed to support it as well. So, that's what the additional $100 million.

KLIGERMAN:  Yes.  That makes sense.  Let me let you go on to other questions.

WILLKOMM:  OK.  Thank you.

KLIGERMAN:  Thank you.

OPERATOR:  Thank you.  Our next question comes from Jeff Schuman.

JEFF SCHUMAN, KBW: Good morning, Scott. I was wondering if you could help to round out a little more or come totally our understanding of what you earned in this quarter and why. If we adjust for the charge, earnings would still be light of most of our expectations. You've identified the lower volume of financial solutions business as one reason.

And then, you talked just kind of generally about maybe some higher expenses, I didn't - I was wondering if you could give us a little more detail about some of those other non-recurring items, because particularly since mortality was in line there seems to be a little bit of a gap that we can't quite close.

WILLKOMM: Sure, Jeff. The financial solutions, you know, we said is about five cents a share. That's the foregone earnings, if you will, for business that we would have perhaps expected to write that did not write in the period.

With respect to the - excuse me. With respect to the higher expense level at worldwide, we're talking about a couple of discreet items, some of which are relatively small in and of themselves in terms of some personnel costs, some one-time or non-recurring, if you will, professional advice - you know, slash consulting fees on a number of different elements of the business that we wanted to implement before the end of this two-year integration period.

The additional cost over premium costs about - in and of itself, it was just shy of a million bucks. So, that was roughly two-and-a-half or the three cents there. So, when you add up the various elements of non-recurring expense in the Windsor operation, you're getting close to somewhere seven to nine cents in and of itself right there.

And I think that we probably should have made - and I'm not certain that all of the analysts adjusted their earnings estimates as much in this quarter as we thought you might adjust them because of the added share count in the denominator - but effectively virtually no numerator because of the share offering.

So, I think that when you add up all of these elements, you know, I think we're all in the same or at least the range that we would have expected to be in if you adjust for the full impact of the additional share count arising from the equity offering.

WILLKOMM: Is the CAT cover a once a year charge, or is that something that will cost two to three cents a quarter going forward?

FRENCH: No it won't. What it is actually is our - you buy CAT cover at the beginning of the year and you estimate how much in force you're going to have so that the provider can determine the premiums.

Our business in Windsor grew by such a significant amount during the course of the year that the average amount of in force was significantly greater than had been estimated. So, effectively it was a catch up or a true up of premiums. And that quite frankly should not happen going forward, because now that we've owned the Company for over a year, we have a much better ability to project the growth in the book of business there.

Last year - and it wasn't purely on a fiscal year basis. I think it was October to October. It grew over 100-percent in terms of the amount of risk. So, that's something that, you know, you should not see jump up on a go-forward basis. And also, we have just renewed our CAT cover for the group as a whole and overall our level of coverage and the terms and conditions and the like have come to us at better rates than they did last year as you might image as that segment of the market has started to right itself.

SCHUMAN:  So, what were earnings at Worldwide this quarter?

WILLKOMM: Earnings at Worldwide, hold on a second here. I'm going to ask one of my colleagues, Jeff, because I don't have the paper right in front of me. Elizabeth, can you tell us what operating earnings in net income were at Worldwide?

We're looking it up for you Jeff. Hold on a second, sorry for the delay. Oh. She didn't hear it.

We're having a little technical difficulty here because our staff in Bermuda can't hear us. Yes. We'll get them on the phone. Jeff if you could go on to your next question, I'll come back to you on that. I apologize. They just can't hear us as we ask the question.

SCHUMAN:  OK.  I think that does it for me.  Thank you.

WILLKOMM: OK. I'll come back to answer that question in just a minute when we get back.

OPERATOR:  Thank you.  Our next question comes from Ted Shasta.

TED SHASTA, WELLINGTON MANAGEMENT: Good morning, Scott. A couple of questions. If the pricing on that troublesome contract is still correct, there's no error in pricing then how can the contribution be more like 10-percent instead of 20-percent. I'm putting words in your mouth. But it would seem that the pricing wasn't correct relative to the risk, because if it were, it would be producing an adequate return. That's one question. And when I stop there, then come with the second one.

FRENCH:  OK, Ted.  Good.  Do you want to...

WILLKOMM: Yes. That one's a contract that was producing, you know, well in excess of the original pricing margin. And in - with this error what happened was the expectation of future profit was moved back down closer to what the initial pricing was.

SHASTA:  OK.

WILLKOMM: I think the short answer, Ted, is - maybe actually I gave you the short answer. This was an outperformer. Now, granted it was inadequate information of course, but it was a significant outperformer.

SHASTA: I understand. By the way, is my speakerphone - buzzing problems?

WILLKOMM: I think it actually is probably on our end because we were having some echo in the room here.

SHASTA: OK. With respect to the GE transaction, just some curiosity questions - why 95-percent? Where's the other five-percent? Is there - sometimes GE Capital is known for a funky capital structure. If they have $100 million of capital supporting this business, is that the right number for you or is that beneath that? If that is the right number, then I assume you've got $50 million of goodwill in transaction just fine.

And then finally, how come it was this piece that was done and not more, because there's a lot more that's going on the block, actually? Just curious on that point. Thank you.

WILLKOMM: The first question he asked is what happened to the other five-percent? GE is retaining a small five-percent, continuing interest in the business so that they can, you know, effectively assure a smooth transition of the business because they continue to be in the life re-insurance business. You know, a smooth transition of this block of business to new ownership. I don't have any prognosis on how long that will last, but there are some provisions in our agreement with GE where they will offer it back to us down the track.

The second question - or point you were raising is GE tends to have occasionally a funky capital structure, especially in their insurance enterprises. The $100 million, it's a real - you know, it's a real net $100 million, if you will. That represents as of June 30, and we expect it will represent at closing and that's how our agreement is structured, 175-percent RBC.

The block is a run-off block, and it kicks off significant statutory profits. So, the capital in the business or in the entity, if you will, will go up very significantly quite frankly in the first 12 months quite frankly. And so, we have looked at different capital structures for the deal and think that the 175 RBC is adequate in a run-off context. The parent company - the Scottish Re parent companies will likely be providing a network maintenance agreement for the subsidiary so we can pass mustard on a lower RBC than we normally keep in our enterprises with the rating agencies. And that's something that we're putting a finer point on as we speak.

So, I think your last point - and I may have missed one of them. We're basically paying $50 million for the block so that's the premium that we're paying for the block and we're buying a statutory balance so it may not all appear as good will on a GAAP basis. But much of it would if it's excess of purchase price, their present value of in force.

SHASTA: Scott, thanks. Actually, the last part of the question was are there potentially other pieces coming out of GE Capital, or is this the one riffling shot?

WILLKOMM: Well - and now I remember what else you were asking there. I think the reason that GE has chosen to sell this piece, I think in part is because they could. You know, it's been in the public domain that GE sought to sell the entire ERC operation at one point, re-thought that plan and looked to sell off elements of the life business. I think this was a discreet, you know, definable block.

Is it possible that other elements of the life re-insurance business will come loose? It would not surprise me if that happened over some period of time, so
....

SHASTA:  Thank you very much, Scott.

WILLKOMM: Sure. Before the next question, Operator, let me just go back to the question that Jeff Schuman had asked before that I didn't have the information right at my fingertips. For the quarter, the international business generated $30 million of premium income. Claims and benefits were approximately 70-percent of premium. Net income before tax was a little over $300,000, which was impacted by the elements that we went through about two questions ago.

We'll take the next question.

OPERATOR:  Our next question comes from John Hall.

JOHN HALL, PRUDENTIAL:  Good morning, Scott.

WILLKOMM:  Good morning, John.

HALL: Just two quick question to tie things up. Could you just tell us the size of the annuity contract in question and how much capital is supporting them?

WILLKOMM: On average over the past couple of quarters, the size of the block was just shy of a billion dollars - about $980 million approximately - and roughly five-percent would be supporting the block.

HALL: Great. And tell me if I'm thinking about it wrong here, but when you're talking about '04 here, essentially saying that the existing range of estimates are appropriate. You know, we're kind of looking at a backtracking in terms of this contract. And essentially, the incremental earnings from the ERC deal filling that void to keep numbers right where they area.

WILLKOMM:  Yes.  I think that's about how the calculus works.

HALL:  OK.  Thank you.

OPERATOR:  Thank you.  Our next question comes from Brian Rohman.

BRIAN ROHMAN, WEISS PECK & GREER: Good morning. Let me understand this or when the calculation I did here. Next year, you're going to lose about 16 cents on this contract. Is that correct?

WILLKOMM:  Incrementally.  We won't lose it.  We'll burn 16 less.

ROHMAN: Do you have many other contracts that are this large relative to the size of the Company? I mean, it's almost 10-percent of the Company.

WILLKOMM:  No.  No we don't, Brian.

ROHMAN: How did something get this big relative to the size of the Company. Is this one of the larger?

WILLKOMM: This is one of the largest, if not the largest, and it is one of the first. So, it's a combination of longevity for one part. The relationship started in the beginning of 2000 and has progressively grown over, you know, that four-year period of time.

ROHMAN: So, there is nothing on a go-forward basis that is this big on a relative basis?

WILLKOMM:  No.  No, no.

ROHMAN: OK. Now, this is, as you described it, a reporting issue; it's not an underwriting issue or - I'm still trying to understand this.

WILLKOMM: We - kind of simple to get down to sort of the mechanics of it. We - every month, we receive from this client - or any other client for that matter - we receive a settlement statement, which tells us, you know, how many surrenders there were, how many death claims, you know ...

ROHMAN:  How many people died?

WILLKOMM: I don't know how many people died offhand, but that's what the settlement tells you for each individual month. And in all of the settlement statements up to and including August 2003, effectively half of the death claims were reported in that settlement statement. So, consistently, you know, we had a 50-percent quota share with the Company. They cut it in half, and one of their administrative - or one of their systems cut it in half yet again. So, basically we're getting 25-percent as opposed to 50-percent of the death claim information.

ROHMAN: So, one month you're getting 50-percent, the next month you're getting 25-percent?

WILLKOMM:  No.  Every month we were getting 25.

ROHMAN:  And you should have been getting 50 all along.

WILLKOMM: That is correct. And deaths are - you know, deaths a very small part of the overall annuity. I mean, we're talking about this is return of premium upon death. You know, it's not; this is not like a variable product. It's not GMDB; it doesn't have all kind of these other elements to it. This is basically, you know, you told me that in a given month, deaths were a million dollars and you really should have told me two.

ROHMAN: And it says here, it says, "Here and along with two other treaties." So, this sent up a red flag, and you went back and checked and there were two other treaties there with the same ceding where there was a problem.

WILLKOMM: Basically, it's effectively the same transaction. It has different issue years so they're under different treaties. We have a total of four treaties, four individual legal documents, if you will. We looked at all of them. Two of them had this reporting issue. The reason the other two didn't is one was a very, very small transaction just for New York residents and there were no deaths in that particular treaty. And then, the other one was the newest series, which is less than year old that was sort of - I think it was November-ish 2002 vintage and ...

ROHMAN: So, there were two old - if there were four series, there were really two old series, a small series and a very new series. Is that sort of the way to look at it?

WILLKOMM:  Effectively.  Yes...

ROHMAN: When you say you're talking here and you're saying "two other treaties"
- the two other treaties are almost I wouldn't say inconsequential because nothing is inconsequential.

WILLKOMM:  Correct.

ROHMAN:  They're not as meaningful.  OK.  Next question here is...

WILLKOMM:  My point though is we did go and look at all of them.

ROHMAN: OK. The next question is financial solutions. I mean it's sort of been glossed over here, but you should have stopped writing business here. And you sort of implying that business has gotten tougher here, pricing has gotten tougher here. What's happened?

WILLKOMM: No. No. I don't mean to imply that, and I'm sorry if I did. It's a couple of different factors. One, we're very stingy about what we'll do in that space. If you do it right, it's a high margin business, you know, an attractive return business. But there are an awful lot of ceding companies who seek to re-insure be it fixed annuity production or other types of similar products who are very aggressive with their interest crediting rates and the like. We just don't want to play in that ballpark.

Secondly, over the summer, you know, the interest environment changed and some companies who were considering re-insuring in force blocks of interest sensitive business, you know, I think in some cases thought they might have been given a reprieve by the market. And some people or some organization put on the side burner for a little while, re-insuring business until they saw what the rate environment was going to do for them.

So, I think it is more as mentioned earlier, more of a timing difference. This is a very good business. It's a very attractive business from a return dynamic. But then again, on the one hand, we're not going to write the business unless it's business that we would want to have that meets our return perspectives and the like.

And then secondly in some cases, you know, some transactions that we would have expected to have been completed in the third quarter are, for example, there's one transaction that I'm thinking of that it looks more likely would be sometime in the second, you know, quarter-ish timeframe of next year because of other priorities and considerations that the ceding company is trying to contend with right now. So, I hope that tries to clarify it a little bit.

ROHMAN: Yes. It sounded like it has more to do with the interest rate environment than anything.

WILLKOMM: I think that there's a good bit of - the timing issue was driven by people thinking they're getting their bacon bailed out by changes in rates.

ROHMAN:  Right.  All right.  Great.  Thanks.

WILLKOMM:  Thank you.

OPERATOR: Thank you. Once again, ladies and gentlemen, if you have a question at this time, please press the one key.

Our next question comes from Jon Schafter.

JON SCHAFTER, KRAMER SPELLMAN: Hi, guys. This is Jon Schafter - but that was good. Concerning some calculations here - and I see you prior stated that your goal was to be at a 15-percent ROE by year-end 2006. If you're not going to be, if you're going to hold to that - and we'll put that to the end and then we'll say assuming you're around 1965, 1970 is book value - by the end of this year and you're going to hold to the range of analyst estimates for 2004, that kind of implies an 11-and-a-half return on the end of '03 equity over the course of 2004.

I just want to make sure that I have that typically it would sell. If you serve an 11-and-a-half ROE in 2004, 15-percent going on 2007 then what can we expect in terms of the ramp-up, just sort of a base-case scenario in the intervening years there. And have your ROE targets changed meaningfully over the quarter?

WILLKOMM: I think the answer to your last question first, Jon, no they have not. I'm, you know, kind of disappointed to say it but, you know, other than sort of the timing difference in terms of when we would expect to book some of these financial solutions oriented transactions. And we're - you know, in that case, you're probably getting set back two, three, four quarters at the out side depending upon. I think that you continue to progress towards that '06 goal that we have articulated before.

And the progression, I don't think it's changed dramatically either. It - you know, you're pretty then close on to where we would see things for the '04 period. You're looking at something in probably around the 12.8 level in '05 to the 13-ish to level in '05 and ramping up to the 15 on a run-rate basis as you get into the latter half of '06.

SCHAFTER:  Yes.

WILLKOMM: I think it is - you know, we haven't changed our perspective on that. The same types of drivers of return on equity exist today as they did three or four months ago. So, I think that those are still reasonably achievable objectives.

SCHAFTER:  Great.  Thank you.

WILLKOMM:  Yes.

OPERATOR:  Thank you.  There appear to be no further questions at this time.

WILLKOMM: Well, Operator, if there are no further questions, we'd like to thank everyone for joining the call. And we will endeavor to speak to people individually, because I know you'll have a fair number of questions that might come up and we will get to all of you as promptly as we can. Thank you very much.

OPERATOR: Ladies and gentlemen, thank you for participating in today's conference. This concludes the call, and you may now disconnect.


END